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                                                                  EXHIBIT 10(ee)

MORTGAGE LOAN SUBSERVICING AGREEMENT SECOND EXTENSION AMENDMENT


THIS MORTGAGE LOAN SUBSERVICING AGREEMENT SECOND EXTENSION AMENDMENT ("Amendment") is dated as of November 4, 1998, by and between CHASE MANHATTAN MORTGAGE CORPORATION, formerly known as Chemical Mortgage Company, an Ohio corporation, with offices at 3415 Vision Drive, Columbus, Ohio 43219 ("Servicer") and SOURCE ONE MORTGAGE SERVICES CORPORATION, a Delaware corporation, with offices located at 27555 Farmington Road, Farmington Hills, Michigan 48334-3357 ("Subservicer").

WHEREAS, Servicer and Subservicer entered into that certain Mortgage Loan Subservicing Agreement ("First Subservicing Agreement") relating to the administration and subservicing of certain mortgage loans, the Servicing to which was purchased by the Servicer from the Subservicer pursuant to a FNMA/FHLMC/GNMA Mortgage Servicing Purchase and Sale Agreement ("First Sale Agreement") between Servicer and Subservicer, dated as of February 28, 1997, which First Subservicing Agreement and First Sale Agreement were amended by a Mortgage Loan Subservicing Agreement Extension Amendment ("Extension Amendment") dated December 11, 1997;

WHEREAS, Servicer and Subservicer entered into that certain Mortgage Loan Subservicing Agreement ("Second Subservicing Agreement") relating to the administration and subservicing of certain mortgage loans, the Servicing to which was purchased by the Servicer from the Subservicer pursuant to a GNMA Mortgage Servicing Purchase and Sale Agreement ("Second Sale Agreement") between Servicer and Subservicer, dated as of September 30, 1998 (the First Subservicing Agreement and the Second Subservicing Agreement shall collectively be referred to as the "Subservicing Agreements");

WHEREAS, the Servicer and Subservicer desire to amend the First Subservicing Agreement, the First Sale Agreement, the Extension Amendment, the Second Subservicing Agreement, and the Second Sale Agreement, as follows:

Servicer elects to extend the terms of the First Subservicing Agreement and the Second Subservicing Agreement for an additional two (2) years as follows: for that portion of the Servicing which pertains to GNMA Mortgage Loans and the owned portfolio to May 31, 2001; for that portion of the Servicing which pertains to FNMA Mortgage Loans to July 31, 2001; and, for that portion of Servicing which pertains to FHLMC Mortgage Loans to March 15, 2001, provided, however, that notwithstanding the one hundred fifty (150) day minimum servicing period set forth in Section 7 of the Subservicing Agreements, in the event Servicer changes to first-of-the month cut-off for the GNMA Mortgage Loans, the termination date for the Servicing of GNMA Mortgage Loans may be revised downward or upward by up to five (5) calendar days. Nothing in this paragraph shall affect Servicer's existing rights, pursuant to the terms and provisions of the Subservicing Agreements, to terminate Subservicer earlier for cause due to a
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breach of the Subservicing Agreements, as amended by the terms and provisions of this Amendment. The one hundred fifty (150) day minimum servicing period set forth in Section 7 of the Subservicing Agreements shall be reduced to sixty (60) days in the event that Subservicer does not deliver to Servicer servicing rights on mortgage loans having an unpaid principal balance of at least $1.5 Billion dollars within the time frame provided and in accordance with the terms of that certain Agreement for the Purchase of GNMA Servicing to be executed by and between Servicer (Correspondent Negotiated Transactions division) and Subservicer. Within a reasonable time before any Transfer Date, Servicer shall provide Subservicer updated transfer instructions. Such transfer instructions shall be mutually acceptable to Servicer and Subservicer.

The definition of Subservicing Fee is hereby amended to provide that effective June 1, 1999, the compensation to be paid to Subservicer under the Subservicing Agreements for subservicing any Mortgage Loan in existence on the first day of each month shall be $1.50 per Mortgage Loan.

Upon written request of Servicer, Subservicer shall repurchase certain designated GNMA Mortgage Loan delinquencies and service release those repurchased GNMA Mortgage Loans to Servicer as are identified for release in such written request. Any such request shall specify the GNMA Mortgage Loan delinquencies to be repurchased and the repurchased GNMA Mortgage Loan delinquencies to be service released, and shall be provided to Subservicer at least two (2) business days prior to the designated buyout date. Servicer shall provide funds for such buyouts at least one (1) business day prior to the designated buyout date in an amount equal to the unpaid principal balance of the GNMA Mortgage Loan plus accrued interest at the pool pass-through rate to the end of the month in which such repurchase will occur. Within three (3) business days of the servicing release date, Servicer shall remit to Subservicer any funds held back from the Purchase Price in connection with any such repurchased and service released GMNA Mortgage Loan delinquency in accordance with Section 3.2(c) of the First Sale Agreement, together with any outstanding advances in accordance with the terms of the Subservicing Agreements.

Subservicer represents and warrants that its computer systems are as of the date of this Amendment, and will continue to be, compliant in the year 2000. Subservicer shall engage KPMG Peat Marwick, L.L.P., at Subservicer's expense, to prepare a site inspection regarding Subservicer's year 2000 program management status. Servicer shall execute the engagement letter setting forth the terms of the inspection, attached hereto as Exhibit A. Subservicer shall provide Servicer with a copy of the executed engagement letter and any reports generated in connection with the services performed under the engagement letter.

As directed by Servicer, Subservicer shall solicit the portfolio for optional products. In addition to the Subservicing Fee earned, Subservicer shall retain for each product successfully solicited, $1.75 per Mortgage Loan per month, for the first 90 days the optional product is in effect, and $0.50 per Mortgage Loan per month for each month the optional product is maintained. All other fees associated with the product shall be remitted to Servicer.

Servicer shall remit, within 10 days of the execution of this Amendment, Six Million Dollars ($6,000,000.00) of the Document Holdback Funds that were withheld pursuant to Paragraph
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3.2(d)(iii) of the First Sale Agreement. The remaining Document Holdback funds will be released to Subservicer in accordance with Paragraph 3.2(d)(iii) of the First Sale Agreement.

As of the date of this Agreement, the Servicer is withholding approximately Fourteen Million Eight Hundred Thousand Dollars ($14,800,000.00) of the Purchase Price according to Paragraph 3.2(c) of the First Sale Agreement. Servicer shall remit, within 10 days of the execution of this Amendment, all but Twelve Million Dollars ($12,000,000.00) of the remaining Purchase Price. The remaining funds shall continue to bear interest and be held by Servicer until the Payment Date in accordance with Paragraph 3.2(c) of the First Sale Agreement.

All other terms of the Subservicing Agreements, the First Sale Agreement, the Extension Amendment and Second Sale Agreement shall remain in full force and effect. Only the amended provisions listed above shall constitute changes or additions to such agreements.


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IN WITNESS WHEREOF, each of the undersigned parties to this Amendment has caused this Amendment to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first written above.

                                  SERVICER:

ATTEST:                           CHASE MORTGAGE
                                  CORPORATION

By: /s/ Judith A. Wolfe,          By: /s/ J. Gregory Harrington
   ----------------------------      -------------------------------
Title:  JUDITH A. WOLFE, AVP      Title: J. GREGORY HARRINGTON, VICE PRESIDENT
       ------------------------         ----------------------------
Date: NOVEMBER 4, 1998            Date: NOVEMBER 4, 1998
     --------------------------         ----------------------------

                                  SUBSERVICER:

ATTEST:                           SOURCE ONE MORTGAGE
                                  SERVICES CORPORATION

Judith S. McDonough               By: /s/ Melinda F. Cain
Judith S. McDonough                  -------------------------------
November 24, 1998                 Title: MELINDA F. CAIN
                                        ----------------------------
                                  SENIOR VICE PRESIDENT
                                        ----------------------------
                                  Date: Nov. 4, 1998
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